Exhibit 24.1

NATIONAL CITY MORTGAGE CAPITAL LLC

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kelly C. Johnson and Theodore W. Tozer as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of National City Mortgage Capital LLC), to sign any Registration Statement on Form S-3 and any or all amendments thereto (including post-effective amendments) of National City Mortgage Capital LLC under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Paul Thomas Paul Thomas	Director and President (Principal Executive Officer)	August 18, 2006

/s/ Dale A. Branham Dale A. Branham	Director, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2006

/s/ Bernard J. Angelo	Director	August 18, 2006
Bernard J. Angelo